AMENDMENT NO. 1

STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

This Amendment No. 1 to the Stock Purchase and Recapitalization Agreement (the “Amendment”) is made this 22nd day of June, 2009 by and among One Up Acquisition, Inc., a Georgia corporation and wholly owned subsidiary of Parent ("Buyer"); Remark Enterprises, Inc., a Nevada corporation ("Parent"); and One Up Innovations, Inc. a Georgia corporation (the "Company") and Louis S. Friedman, majority shareholder of the Company (“Seller”).

WHEREAS, The respective Boards of Directors of each of the Company, Buyer and Parent, and Seller, has approved and declared advisable this Amendment upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Stock Purchase and Recapitalization Agreement (the “Agreement”) as follows:

1.           Closing.  The Closing shall take place no later than June 30, 2009.

2.           Initial Financing.  The Parent shall have received fully executed subscription agreements with respect to a common stock offering pursuant to Rule 506 of the Securities Act in the aggregate amount of at least Two Million Dollars (US$2,000,000) (the “Proceeds”) at $0.25 per share of common stock of the Parent (the “Initial Financing”).

3.           Except as hereinabove specifically amended, all other terms, conditions and provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase and Recapitalization Amendment as of the date set forth above.

BUYER:
ONE UP ACQUISITION, INC.

By:	/s/ Lawrence Rothberg
Lawrence Rothberg
President

PARENT:
REMARK ENTERPRISES, INC.

By:	/s/ Lawrence Rothberg
Lawrence Rothberg
President

THE COMPANY:
ONE UP INNOVATIONS, INC.

By:	/s/ Louis S. Friedman
Louis S. Friedman
Chief Executive Officer, President

SELLER:

/s/ Louis S. Friedman
Louis Friedman